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Exhibit 99
Additional Information

     The following persons directly hold the following percentages of the outstanding shares of common stock of the issuer, Valhi, Inc. ("Valhi"):

Valhi Holding Company ("VHC")................................92.6%
TIMET Finance Management Company ("TFMC").....................1.9%
Harold Simmons Foundation, Inc. (the "Foundation")............0.7%
Harold C. Simmons.............................................0.5%
Contran Amended and Restated Deferred Compensation
  Trust ("CDCT")..............................................0.3%
Annette C. Simmons............................................0.2%
The Combined Master Retirement Trust ("CMRT").................0.1%
The Annette Simmons Grandchildren's Trust
  (the "Grandchildren's Trust") ....................less than 0.1%
Contran Corporation ("Contran").....................less than 0.1%

Titanium Metals Corporation ("TIMET") is the sole stockholder of TFMC.

     The following persons directly hold the following percentages of the outstanding shares of common stock of Kronos Worldwide, Inc. ("Kronos"):

Valhi........................................................50.0%
NL Industries, Inc. ("NL")...................................30.4%
Annette C. Simmons............................................0.8%
Harold C. Simmons.............................................0.7%
TFMC..........................................................0.3%
Contran.............................................less than 0.1%

     The following persons directly hold the following percentages of the outstanding shares of common stock of TIMET:

VHC..........................................................23.9%
Annette C. Simmons...........................................12.5%
CMRT..........................................................8.8%
Harold C. Simmons.............................................3.2%
Kronos........................................................2.4%
Contran.......................................................1.9%
NL............................................................0.8%
Valhi.........................................................0.5%
Grandchildren's Trust...............................less than 0.1%

NL's percentage ownership of TIMET common stock includes 0.3% directly held by a subsidiary of NL.

     The following persons directly hold the following percentages of the outstanding shares of common stock of NL:

Valhi........................................................83.0%
Harold C. Simmons.............................................2.2%
Annette C. Simmons............................................0.9%
TFMC..........................................................0.5%
Kronos..............................................less than 0.1%

     Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding shares of common stock of VHC. Contran is the holder of 100% of the outstanding shares of common stock of Dixie Rice.

     Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons. As sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts. Mr. Simmons, however, disclaims beneficial ownership of any shares of Contran stock that the Trusts hold.

     The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation and may be deemed to control the Foundation.

     Contran sponsors the CMRT as a trust to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Contran and related companies adopt. Mr. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT.

     U.S. Bank National Association serves as the trustee of the CDCT. Contran established the CDCT as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due. Pursuant to the terms of the CDCT, Contran
(i) retains the power to vote the shares of the issuer's common stock held directly by the CDCT, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares.

     Mr. Harold C. Simmons is chairman of the board of Kronos, Valhi, TIMET, VHC, Dixie Rice and Contran, and chairman of the board and chief executive officer of NL.

     By virtue of the offices held, the stock ownership and his services as trustee, all as described above, (a) Mr. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of, and a pecuniary interest in, shares of common stock directly held by certain of such other entities. However, Mr. Simmons disclaims such beneficial ownership of, and such pecuniary interest in, such shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in the shares the CDCT and the CMRT hold directly.

     The reporting person understands that NL, a subsidiary of NL and Kronos directly own 10,814,370 shares, 3,558,600 shares and 1,724,916 shares, respectively, of Valhi common stock as of the date of this statement. As already stated, Valhi is the direct holder of approximately 83.0% of the outstanding shares of common stock of NL and 50.0% of the outstanding shares of Kronos common stock. As a result of Valhi's direct and indirect ownership of NL, its subsidiary and Kronos, the reporting person further understands that, pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL, its subsidiary and Kronos own as treasury stock for voting purposes. For the purposes of this statement, such shares of Valhi common stock that NL, its subsidiary and Kronos hold directly are not deemed outstanding.

     Annette C. Simmons is the wife of Harold C. Simmons. Mr. Simmons may be deemed to share indirect beneficial ownership of the shares that his wife holds directly. Mr. Simmons disclaims beneficial ownership of all securities that his wife holds directly. Mrs. Simmons disclaims beneficial ownership of all shares she does not hold directly.

     The Grandchildren's Trust is a trust of which Harold C. Simmons and his wife are trustees and the beneficiaries are the grandchildren of his wife. Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares of Valhi common stock the trust holds. Mr. Simmons disclaims beneficial ownership of any shares that this trust holds.